As filed with the Securities and Exchange Commission on December 21, 2015
Registration Statement No. 333-87313

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________

POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________

METRO BANCORP, INC.
(Exact name of issuer as specified in its charter)

Pennsylvania	25-1834776
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3801 Paxton Street
Harrisburg, PA	17111
(Address of Principal Executive Offices)	(Zip Code)

SmartBuy Stock Purchase Plan
(Full title of the Plan)

MARK A. ZODY, CHIEF FINANCIAL OFFICER
METRO BANCORP, INC.
3801 Paxton Street
PO Box 4999
Harrisburg, Pennsylvania 17111
(Name and address of agent for service)

888-937-0004

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [X]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the Registration Statement No. 333-87313 on Form S-8 filed on September 17, 1999 by Pennsylvania Commerce Bancorp, Inc., predecessor to Metro Bancorp, Inc. (the “Company”) to register for issuance pursuant to the Company’s SmartBuy Stock Purchase Plan (the “Plan”) 10,000 shares of the Company’s common stock, $1.00 par value.  The Company terminated this Plan and offering of shares thereunder, effective December 4, 2015.  In accordance with the undertakings contained in the Registration Statement, the Company is filing this Post-Effective Amendment No. 1 to remove from registration the 5,382 shares of common stock which remained unsold at the termination of the Plan and offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harrisburg, Commonwealth of Pennsylvania, on December 21, 2015.  No other person is required to sign this Post-Effective Amendment to Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

METRO BANCORP, INC.
(Registrant)
By:	/s/ Mark A. Zody
Mark A. Zody
Chief Financial Officer